Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our reports dated February 17, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Masimo Corporation on Form 10-K for the year ended January 3, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on (i) Forms S-8 (File No. 333-148149, effective December 19, 2007, File No. 333-149138, effective February 11, 2008, File No. 333-157673, effective March 4, 2009, File No. 333-168534, effective August 4, 2010, File No. 333-179557, effective February 17, 2012, File No. 333-186692, effective February 15, 2013, and File No. 333-19489, effective February 24, 2014,) and (ii) Form S-3 File No. 333-186693, effective February 15, 2013.

/s/ GRANT THORTON, LLP
Irvine, California
February 17, 2015